                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)


                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*


                        Applied Voice Recognition, Inc.
                     ------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.001 per share
                    ---------------------------------------
                        (Title of Class of Securities)

                                  03828N 10 3
                                  -----------
                                (CUSIP Number)


                                January 9, 1998
                                ---------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)



-------------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3         SCHEDULE  13G              PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Voice Technologies Partners, L.P. (76-0452429)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,920,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,920,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,920,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      36.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3          SCHEDULE 13G              PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Voice Technologies Management Corp. (76-0300812)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          6,015,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,015,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,015,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      37.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3          SCHEDULE 13G              PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Timothy J. Connolly
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            304,810

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,920,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             304,810

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,920,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,542,196
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      40.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3         SCHEDULE 13G               PAGE 5 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jan Carson Connolly
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            317,386

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,920,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             317,386

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,920,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,542,196
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      40.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3          SCHEDULE 13G              PAGE 6 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Applied Voice Technologies, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,920,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,920,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,920,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      36.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3          SCHEDULE 13G              PAGE 7 OF 10 PAGES
-----------------------                                  ---------------------


Item 1(a)      Name of Issuer:

  This statement on Schedule 13G relates to beneficial ownership of shares of common stock, $.001 par value per share, of Applied Voice Recognition, Inc., a Delaware corporation (the "Issuer").

Item 1(b)      Address of Issuer's Principal Executive Offices:

  The address of the Issuer's principal executive offices is 4615 Post Oak Place, Suite 111, Houston, Texas 77027, and its telephone number at the address is 713-621-5678.

Item 2(a)      Name of Person Filing:

  The names of the persons filing this statement on Schedule 13G are:

  Voice Technologies partners, L.P. ("VTPLP"),
  Voice Technologies Management Corp. ("VTMC"),
  Timothy J. Connolly ("Mr. Connolly"),
  Jan Carson Connolly ("Ms. Connolly") and
  Applied Voice Technologies, L.L.C. ("AVTLLC")

Item 2(b)      Address of Principal Business Office or if None, Residence:

  The address of VTPLP is 4615 Post Oak Place, Suite 111, Houston, Texas 77027. The address of VTMC is 4615 Post Oak Place, Suite 111, Houston, Texas 77027. The address of Mr. Connolly is 4615 Post Oak Place, Suite 111, Houston, Texas 77027.
  The address of Ms. Connolly is 4615 Post Oak Place, Suite 111, Houston, Texas 77027.
  The address of AVTLLC is 4615 Post Oak Place, Suite 111, Houston, Texas
  77027.

Item 2(c)      Citizenship:

  VTPLP is a limited partnership organized under the laws of the State of Texas. VTMC is a corporation incorporated under the laws of the State of Texas.
  Mr. Connolly is a citizen of the United States of America.
  Ms. Connolly is a citizen of the United States of America.
  AVTLLC is a limited liability company organized under the laws of the State of Texas.

Item 2(d)      Title of Class of Securities:

  This statement on Schedule 13G relates to shares of Common Stock, $.001 par value per share ("Common Stock"), of the Issuer.

Item 2(e)      CUSIP Number:

  The CUSIP Number of the Issuer is 03828N 10 3.

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3         SECTION 13G                PAGE 8 OF 10 PAGES
-----------------------                                  ---------------------



Item 3. This statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [_] Broker or dealer registered under Section 15 of the
                        Exchange Act

               (b)  [_] Bank as defined in section 3(a)(6) of the Exchange Act

               (c)  [_] Insurance company as defined in section 3(a)(19) of the
                        Exchange Act

               (d)  [_] Investment company registered under section 8 of the
                        Investment Company Act

               (e)  [_] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E)

               (f)  [_] An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F)

               (g)  [_] A parent holding company or control person, in
                        accordance with Rule 13d-1(b)(1)(ii)(G)

               (h)  [_] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

               (i)  [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

               (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

               If this statement is filed pursuant to Rule 13d-1(c), check this box [_]

Item 4.        Ownership.

               (a) Amount beneficially owned by filing persons:

                   VTPLP                   5,920,000
                   VTMC                    6,015,000
                   Mr. Connolly            6,542,196
                   Ms. Connolly            6,542,196
                   AVTLLC                  5,920,000

               (b) Percent of Class:

                   VTPLP                   36.8%
                   VTMC                    37.4%
                   Mr. Connolly            40.7%
                   Ms. Connolly            40.7%
                   AVTLLC                  36.8%

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3          SCHEDULE 13G              PAGE 9 OF 10 PAGES
-----------------------                                  ---------------------


               (c) The number of shares of Common Stock as to which the filing person has:

                    (i)   Sole power to vote or to direct the vote

                          VTPLP                           0
                          VTMC                            0
                          Mr. Connolly              304,810
                          Ms. Connolly              317,386
                          AVTLLC                          0

                    (ii)  Shared power to vote or to direct the vote

                          VTPLP                   5,920,000
                          VTMC                    6,015,000
                          Mr. Connolly            5,920,000
                          Ms. Connolly            5,920,000
                          AVTLLC                  5,920,000

                    (iii) Sole power to dispose or to direct the disposition
                          of

                          VTPLP                           0
                          VTMC                            0
                          Mr. Connolly              304,180
                          Ms. Connolly              317,386
                          AVTLLC                          0

                    (iv) Shared power to dispose or to direct the disposition of

                          VTPLP                   5,920,000
                          VTMC                    6,015,000
                          Mr. Connolly            5,920,000
                          Ms. Connolly            5,920,000
                          AVTLLC                  5,920,000

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

-----------------------                                  ---------------------
  CUSIP NO. 03828N 10 3          SCHEDULE 13G             PAGE 10 OF 10 PAGES
-----------------------                                  ---------------------


Item 8.        Identification and Classification of Members of the Group.

               The identity of each member of the group is Voice Technoligies Partners, L.P., Voice Technologies Management Corp, Timothy J. Connolly, Jan Carson Connolly and Applied Voice Technologies, L.L.C.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               Not applicable.


                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 16, 1999
                            ----------------------------------------------------
                                                  Date

                            /s/ Timothy J. Connolly
                            ----------------------------------------------------
                            Voice Technologies Partners, L.P.
                            Voice Technologies Management Corp., General Partner By Timothy J. Connolly, President


                            /s/ Timothy J. Connolly
                            ----------------------------------------------------
                            Voice Technologies Management Corp.
                            By Timothy J. Connolly, President


                            /s/ Timothy J. Connolly
                            ----------------------------------------------------
                            Timothy J. Connolly

                            /s/ Jan Carson Connolly
                            ----------------------------------------------------
                            Jan Carson Connolly

                            /s/ Jan Carson Connolly
                            ----------------------------------------------------
                            Applied Voice Technologies, L.L.C.
                            By: Jan Carson Connolly, President